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                                                                   EXHIBIT 10.22




                                 I3 MOBILE, INC.
                 WIRELESS CONTENT SERVICES ENTERPRISE AGREEMENT

This agreement (the "Agreement") by and between I3 MOBILE, INC., a Delaware corporation, with offices at 181 Harbor Drive, Third Floor, Stamford, CT 06902 (hereafter referred to as "i3 Mobile") and INFOBEAT, INC., a Delaware corporation, with offices at 555 Madison Avenue, New York, New York 10022 (hereafter referred to as "Client") is made and entered into as of the 23rd day of May, 2000.

WHEREAS, i3 Mobile has developed proprietary systems, procedures and technologies to enable Client to provide its customers with selected content, data and transactional services sent directly to their wireless devices based on specific needs in accordance with the terms and provisions of this Agreement; and

WHEREAS, Client is desirous of using i3 Mobile's proprietary systems, procedures and provisioning technologies to provide such selected content, data and transactional services to its customers in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. BUSINESS OVERVIEW. i3 Mobile shall develop solutions that will enable Client to wirelessly deliver to its customers a wide variety of customizable content, data and transactional services aggregated by i3 Mobile from a variety of third party sources which will include Client's own content (hereafter referred to collectively as "Content Providers").

(a) WIRELESS CONTENT SERVICES. Set forth on Appendix A are the wireless content services being made available to Client's customers via wireless delivery and the applicable monthly subscription, setup and other fees ("Wireless Content Services"). Client's customers shall be provided an opportunity to select any or all of the Wireless Content Services by utilizing any one of the available co-branded provisioning gateways contemplated hereunder (Client's customers that subscribe to the Wireless Content Services shall be referred to as "Users"). The Wireless Content Services may incorporate advertisements which may be sold by either Party subject to the applicable terms of Appendix A. All advertisements displayed with any of Client's content shall be subject to Client's prior written approval.

        (b) CONTINUOUS JOINT MARKETING. Throughout the term of this Agreement, Client and i3 Mobile will use commercially reasonable efforts to work together to develop and produce promotional materials that are designed to enhance the demand for Wireless Content Services by Users. Subject to Paragraph 4 below and certain other limitations and restrictions contained herein, each party grants the other a license to use its respective trademarks, logos and trade names in connection with these joint marketing efforts subject to their respective published branding guidelines, if any, which are hereby incorporated herein by reference. The parties acknowledge that this is a material element of this business relationship.

        (c) CONTINUED IMPROVEMENTS. Client acknowledges that due to the rapidly changing demands of the wireless Internet services industry, i3 Mobile shall retain the right to modify any non-Client related Wireless Content Services by substituting similar third party content at any time provided that i3 Mobile has obtained Client's prior written approval in each instance.

        (d) Identification as Business Client. Each party will provide, at its own cost, a hyperlink located on its worldwide web site to the other Party's designated page of its worldwide web site. Each hyperlink granted by one party is subject to the other party's hyperlink rules and procedures. Each party's logo will appear on the other party's web site. The use of the other party's logo shall at all times be subject to such other party's branding guidelines including but not limited to the media and the manner in which the party will use the other party's logo. Any statements pertaining to the services of either party contained in any marketing advertisement or promotion of the other party shall be subject to the prior written approval of the other party.

        (e) Nonexclusive Relationship. Each party acknowledges that this Agreement is nonexclusive in nature and that either party may enter into similar agreements or arrangements with any other organization. Further, each party acknowledges that the other shall, at all times remain free to develop and market products, services and solutions to any third parties, alone or in conjunction with other parties, which are the same as, similar to, or which may be considered competitive to services provided by either Client or i3 Mobile.

2. User Provisioning Gateways. Upon the complete execution of this Agreement, i3 Mobile and Client shall commence work to promptly produce a specification document consistent with the terms of this Agreement, detailing the design, development and implementation plan in connection with one or more of the following i3 Mobile provisioning gateways as further detailed on Appendix A. i3 Mobile will be primarily responsible for the preparation of the specification document in conjunction with a project manager assigned by Client and subject to Client's prior review and approval. Such specification document shall provide that the Wireless Content Services shall incorporate and be subject to Client's privacy policy. Client has the option to
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3. Customer Care and Support Services. During the term of this Agreement i3
Mobile will provide Client and Users with continuous basic support services through its Customer Care area, subject to Client's rights under the attached
Schedule 1 to Appendix A. Customer Care addresses issues such as new account creation, profile updates, billing questions and technical troubleshooting as further described on Appendix B. Additional i3 Mobile support services are set forth on Appendix B and any applicable fees are set out on Appendix A. i3 Mobile also agrees to provide reasonable assistance to Client regarding set up and implementation of the services contemplated hereunder.
4. Tradenames, Trademarks and Logos. i3 Mobile hereby grants Client the right to use and publish in connection with the Wireless Content Services and promotional materials describing the Wireless Content Services, the trademarks, trade names and logos now or hereafter owned or used by i3 Mobile which are associated with i3 Mobile or the Wireless Content Services ("i3 Mobile's Marks") provided such use and publication complies with the applicable guidelines available to Client on i3 Mobile's web site. By use of i3 Mobile's Marks, Client may participate in i3 Mobile's Coop Program as defined and updated at i3 Mobile's sole discretion, on i3 Mobile's web site. The current terms of the Coop Program are attached as Appendix D. (a) Right of Approval. Client agrees to submit to i3 Mobile a sample of the proposed use of the Trademarks on or with the Wireless Content Services, boxes, containers and/or packaging, and i3 Mobile shall have approved such proposed use in writing prior to any sale of the Wireless Content Services using such Trademarks in the proposed manner or any other public use of the Trademarks in the proposed manner by Client. Approval will not be unreasonably withheld, and if i3 Mobile does not provide a written response within ten (10) days of the receipt of such a request, approval shall be considered granted. (b) Client's Trademarks. i3 Mobile acknowledges that all service marks, trademarks, brands, logos and trade names used by Client (collectively the "Client Marks") are the exclusive property of Client. i3 Mobile shall not use any of the Client Marks for any purpose or in any medium without the express prior written consent of Client. i3 Mobile acknowledges that this Agreement does not transfer any rights to use any Client Marks and that this Agreement does not and will not confer any goodwill or other interest in any Client Marks upon i3 Mobile, all rights to which shall remain with Client. 5. Term. The initial term of this Agreement shall be two (2) years beginning on the Effective Date, subject to termination as provided under Appendix A. The Effective Date of the Agreement shall be the date of the first wireless service launch contemplated hereunder which shall take place no later than the earlier of (x) six (6) weeks after the specification document (as provided for in Paragraph 2 above) is mutually approved by the parties hereto, or (y) August 15, 2000. In the event Client
/\ modifies the specification document after it has been mutually agreed upon, then i3 Mobile shall be afforded a reasonable period of time thereafter to address such modification. The Agreement shall automatically renew after expiration of such two (2) year term for additional one (1) year terms unless sooner terminated as provided under Appendix A and unless either party sends written notice of termination to the other at least sixty (60) days prior to the end of such two (2) year term.

6. Reporting and Payment. Except as otherwise set forth on Appendix A, i3 Mobile will provide Client with an activity report by the 15th day of each month containing a summary review of the Wireless Content Services and Users for the preceding month. i3 Mobile may issue the report in electronic format. Additional reporting information may be made available to Client upon request. The reports will include all Users who are active on the last business day of the month without pro rating. i3 Mobile will issue Client monthly invoices based on these reports. Invoices for the initial payments stated on Appendix A (if any) will be issued upon execution of this Agreement. All invoices are due upon receipt and payable within thirty (30) days using a form of payment acceptable to i3 Mobile. Each party shall be liable for each party's own taxes, if any, arising out of the operation of this Agreement, except i3 Mobile shall be liable for taxes imposed on i3 Mobile's income.

7.  i3 Mobile Warranties and Representations.

(a) Title. i3 Mobile warrants that it has all necessary right, power and authority to grant the rights and licenses granted Client hereunder with respect to the Wireless Content Services and neither the license or use as permitted hereunder will in any way constitute an infringement or other violation of any trademark, copyright, patent, trade secret or other intellectual property right of any third party. i3 Mobile further warrants that the Wireless Content Services licensed hereunder shall be free and clear of all claims, security interests, liens and encumbrances of any kind. i3 Mobile hereby represents and warrants that i3 Mobile will not use any Client content other than solely for the purposes of this Agreement and that the costs to be invoiced and paid by Client in connection with the Wireless Content Services shall be limited to those expressly set forth on Appendix A.

(b) Disclaimer. EXCEPT AS SPECIFICALLY STATED IN THIS SECTION, NEITHER i3 MOBILE NOR ITS CONTENT PROVIDERS MAKE ANY OTHER WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, TIMELINESS, TRUTHFULNESS, SEQUENCE, COMPLETENESS, ACCURACY, FREEDOM FROM INTERUPTION), ANY IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE, OR THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND SHALL HAVE NO LIABILITY FOR THE ACCURACY OF, OR FOR DELAYS OR OMISSIONS IN, THE PROVIDED WIRELESS CONTENT SERVICES.

8. Client Warranties and Representations. (a) Client warrants that it will not modify, reformat, redistribute or otherwise disseminate i3 Mobile's content, data or transactional services (other than solely for the purpose of formatting i3 Mobile's logo to fit on the applicable web page on Client's web site and except as provided or contemplated in this Agreement or the above-referenced specification document) without i3 Mobile's prior written consent, such consent not to be unreasonably withheld. The Wireless Content Services shall not be used by Client for any purpose other than as specifically set forth herein.
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        (b) Disclaimer. EXCEPT AS SPECIFICALLY STATED IN THIS PARAGRAPH 8,
CLIENT MAKES NO OTHER WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, TIMELINESS, TRUTHFULNESS, SEQUENCE, COMPLETENESS, ACCURACY, FREEDOM FROM INTERRUPTION), ANY IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE, OR THE IMPLIED WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND SHALL HAVE NO LIABILITY FOR THE ACCURACY OF, OR FOR DELAYS OR OMMISSIONS IN, THE PROVIDED SERVICES.

9. Limitation of Liability. In no event shall either party be liable to anyone for any delays, inaccuracies, errors or omissions with respect to the Wireless Content Services or the transmission or delivery of all or any parts thereof. IN NO EVENT WILL EITHER PARTY OR ITS RESPECTIVE CONTENT PROVIDERS BE LIABLE TO ANY PARTY (A) FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION AND THE LIKE), OR ANY OTHER DAMAGES ARISING IN ANY WAY OUT OF THE AVAILABILITY, USE, RELIANCE ON, OR INABILITY TO USE WIRELESS CONTENT SERVICES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT OR OTHERWISE; OR (B) FOR ANY CLAIM ATTRIBUTABLE TO ERRORS, OMISSIONS, OR OTHER INACCURACIES IN ANY CONTENT.

10. Indemnification. Client shall indemnify, defend and hold i3 Mobile, its officers, agents and employees harmless from and against any and all suits, proceedings at law or in equity, and any and all loss or damage (including reasonable attorney fees) arising out of any claim by a third party for a breach of Client of any representation, warrant, covenant or obligation of Client under this Agreement i3 Mobile shall indemnify, defend and hold Client, its officers, agents and employees harmless from and against any and all suits, proceedings at law or in equity, and any and all loss or damage (including reasonable attorney fees) arising out of any breach of i3 Mobile of any representation, warranty, covenant or obligation of i3 Mobile or any of its licensees under this Agreement.

11. Breach and Termination. Except in the event of a termination pursuant to Section A1 of Appendix A attached hereto, if either party is in breach or default of any material term, condition, or covenant of this Agreement, then the non-breaching party shall give the other party written notice of such breach or default. If such breach or default shall continue for ten (10) days after the non-breaching party gives the other party written notice, then in addition to all other rights and remedies of law or equity or otherwise, the non-breaching party may cancel this Agreement without any charge, obligation, or liability whatsoever, except as to the payment for Wireless Content Services including all Advertisement, E-commerce and Subscription revenues already earned but yet unpaid to i3 Mobile or Client and except for the obligations set forth in Sections 9, 10, 12 and 13 which obligations shall survive the termination of this Agreement.

12. Confidentiality. Any information of one party (the "Disclosing Party"), whether business or technical information, written, oral, or otherwise (collectively "Confidential Information"), furnished to the other party (the "Receiving Party") under this Agreement or in contemplation hereof shall remain the property of the Disclosing Party. At the request of a Disclosing Party, the Receiving Party shall return promptly to the Disclosing Party all copies in written, graphic or other tangible form of such Disclosing Party's Confidential Information. Each of the parties hereto agree to keep the other party's Confidential Information confidential unless such party had previous knowledge and had no obligation to keep it confidential, such Disclosing Party has subsequently made it public, or a third party has lawfully made it public. Each party shall use any Confidential Information solely and only to the extent necessary for the purposes expressly provided for under this Agreement. i3 Mobile hereby acknowledges and agrees that, notwithstanding User information provided to i3 Mobile solely for the purposes provided herein, Client is the owner of, and shall have all rights and interests to, all User information, including, without limitation, all User information collected by i3 Mobile in connection with the Wireless Content Services during the term of this Agreement, and that i3 Mobile may not use, other than for the purposes specifically described in this Agreement, any User Information without the prior written consent of Client; provided, further, that any and all rights to use User Information by i3 Mobile shall immediately terminate upon the termination of this Agreement.

13. Audit Rights. Upon ten (10) business days prior written notice at any time during the Term or for a period of one (1) year thereafter but no more than once during any twelve (12) month period, i3 Mobile and its representatives shall have the right, during normal business hours and at i3 Mobile's sole cost and expense, to examine and make copies and extracts from the books and records of Client relating to the Wireless Content Services and Users for the purpose of verifying the accuracy of statements and payments and the performance of Client's obligations hereunder. Each audit visit provided to i3 Mobile hereunder shall be limited to a reasonable period of time not to exceed five (5) business days. Without limiting the generality of the foregoing, upon the same terms contained in this Section 13, Client shall have the right to examine i3 Mobile's records as they relate to credit card processing costs, customer service data and records, number of Users, and other data and records which relate to the calculation of payments due by Client hereunder

14. Force Majeure. Notwithstanding anything herein to the contrary, i3 Mobile, or Client shall not be required to perform or observe their respective obligations in this Agreement (except for obligations to make payments) if prevented or hindered from doing so by any circumstances beyond their reasonable control.
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15. Assignment. Client may assign Client's rights under this Agreement, in whole or in part, to any legal entity that controls, is controlled by, or is affiliated or under common control with, Client and such rights may be similarly assigned by any assignee. No such assignment shall relieve Client of any of Client's obligations hereunder. In the event of a consolidation or merger, i3 Mobile may assign this Agreement to its successor in interest provided that such successor undertakes to fulfill all of i3 Mobile's obligations hereunder.

16. Choice of Law. This Agreement will be controlled by the laws of the State of New York without regard to its conflict of laws rules.

17. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to any party to be notified; (ii) two (2) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to i3 Mobile at 181 Harbor Drive, Stamford, CT 06902 (Attention: General Counsel) and to Client at New Technology Holdings Inc., 550 Madison Avenue, New York, New York 10022 (Attention: President), with a copy to New Technology Holdings Inc., 550 Madison Avenue, New York, New York 10022 (Attention: Senior Vice President and General Counsel), or at such other address as either party may designate by ten (10) days advance written notice to the other parties hereto.

17. Entire Agreement. This Agreement, and all appendices, exhibits, schedules and attachments hereto, represent the entire understanding between the parties and supersedes all previous agreements and understandings, written or oral, which may have been entered into prior to the date of execution hereof. For the avoidance of doubt, all appendices, exhibits, schedules and attachments hereto are hereby incorporated by reference into this Agreement and deemed a part of this Agreement. Nothing in this Agreement shall constitute a partnership, joint venture or fiduciary relationship between i3 Mobile and Client. In the event of a conflict between the terms of this Agreement and any contained on Client's purchase order(s), if any, the terms of this Agreement shall prevail. This Agreement shall not be altered except by written agreement executed by the parties hereto. No waiver by either party of any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default. This Agreement shall not be effective until executed by an authorized officer of i3 Mobile at its Stamford, CT headquarters and an authorized officer of Client

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.


i3 MOBILE, INC.                                   INFOBEAT INC.


By: /s/ Stephen G. Maloney                        By: /s/ Mark Wachen
    -------------------------                         --------------------------


Name: Stephen G. Maloney                          Name:  Mark Wachen
     ------------------------                            -----------------------



Title: President and CEO                          Title: Senior Vice President
      -----------------------                            -----------------------



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APPENDIX A
Content Services and Additional Support Services
Description and Fees

Terms used in this Appendix A and not defined are used as defined in the Agreement to which this Appendix A IS ATTACHED.


TERM AND TERMINATION:

If, upon thirty (30) days written notice given to the other party prior to the first anniversary date of the Effective Date of the Agreement, either party indicates that it wishes to renegotiate the financial terms contained on this Appendix A, then in such case, the parties shall work diligently and use good faith efforts to modify the financial terms of this Appendix on a going forward basis. In the event the parties can not reach mutually acceptable terms by the first anniversary of the Effective Date of the Agreement, then the term of the Agreement shall terminate effective as of the first anniversary of the Effective Date of the Agreement.

A1.     CLIENT'S TERMINATION RIGHT:
Notwithstanding anything to the contrary contained in this Agreement, Client shall have the right to terminate the Term of the Agreement pursuant to the following terms:

(1)     CUSTOMER SERVICE TERMINATION RIGHT:
If (i) Infobeat notifies i3 Mobile that during any rolling thirty (30) day period i3 Mobile has fallen below any or all of the two (2) Key Process/Measure Customer Service Standards as set forth on Schedule 1 to this Appendix A, and
(ii) as of the expiration of the next rolling thirty (30) day period immediately after the first rolling thirty (30) day period has ended, i3 Mobile again falls below any of such Key Process/Measure Customer Service Standards, then i3 Mobile shall be deemed to be in breach of the Agreement and Client shall have the right, as sole remedy for any breach solely due to such failure, to terminate the Term of the Agreement at any time by notice to i3 Mobile.

In addition, if during any rolling thirty (30) day period (i) less than eighty percent (80%) of incoming customer service emails are answered within 48 hours of i3 Mobile's receipt thereof (as measured by the applicable Key Process/Measures in Schedule 1 of Exhibit A), or (ii) less than thirty percent (30%) of incoming customer service phone calls are answered within one (1) minute of connection to i3 Mobile's customer service department (as measured by the applicable Key Process/Measures in Schedule 1 of Exhibit A), then i3 Mobile shall be deemed to be in breach of the Agreement and Client shall have the right, as sole remedy for any breach solely due to such failure, to terminate the Term of the Agreement at any time by notice to i3 Mobile.

(2)     MESSAGING AND WEBSITE TERMINATION RIGHT:
If (i) Infobeat notifies i3 Mobile that during any rolling thirty (30) day period i3 Mobile has fallen below any or all of the three (3) Key Process/Messaging and Web Site Standards as set forth on Schedule 2 to this Appendix A, and (ii) as of the expiration of the next rolling thirty (30) day period immediately after the first rolling thirty (30) day period has ended, i3 Mobile again falls below any of such Key Process/Messaging and Web Site Standards, then i3 Mobile shall be deemed to be in breach of the Agreement and Client shall have the right, as sole remedy for any breach solely due to such failure, to terminate the Term of the Agreement at any time by notice to i3 Mobile.

In addition, if during any rolling thirty (30) day period, (i) the availability of the co-branded Infobeat/i3 Mobile web site falls below eighty-five percent (85%) (as measured by the applicable Key Process/Measures set forth in Schedule 2 of Appendix A), or (ii) successful product delivery falls below eighty percent (80%) (as measured by the applicable Key Process/Measures set forth in Schedule 2 of Appendix A), then i3 Mobile shall be deemed to be in breach of the Agreement and Client shall have the right, as sole remedy for any breach solely due to such failure, to terminate the Term of the Agreement at any time by notice to i3 Mobile.

B.      DEVELOPMENT FEE:

Upon execution of the Agreement, i3 Mobile shall work with Client to design, develop and implement the Wireless Content Services. The Wireless Content Services shall be subject to Client's rights regarding the Messaging and Web-Site Standards as provided for in the attached Schedule 2.

Promptly following complete execution of the Agreement, Client shall pay i3 Mobile the one-time sum of forty thousand ($40,000) dollars for the development of the Internet based User Provisioning Gateway and wireless content products. The following services will be included in the base fee:

Technical design, development, testing and implementation of the Internet based wireless portal; i3 Mobile Wireless Customer Care Set-Up;



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In-house training of Client's staff relating to customer service procedures and policies; Process for how Client and i3 content will be sent to i3 for wireless distribution; and FAQ (Frequently Asked Questions) online document.

Upon Client's written request at its sole discretion, i3 Mobile shall commence development of the Interactive Voice Response (IVR) provisioning system. On or before December 31, 2000, Client shall pay i3 Mobile the one-time sum not to exceed fifty thousand ($50,000) dollars for the development of the IVR provided, however, that in the event fifty thousand (50,000) or more Users have subscribed to the Wireless Content Services by December 31, 2000, then i3 Mobile shall waive the development fee for the IVR. Promptly following Client's request, i3 Mobile will forward to Client the number of users which have then-subscribed to the Wireless Content Services. Notwithstanding the preceding two (2) sentences, in no event shall Client be obligated to pay the fee specified in the next preceding sentence until ten (10) days after the date on which it shall have received such accounting from i3 Mobile.

i3 Mobile shall provide the Customer Care services as set forth on Appendix B directly to Client's Users at no charge commencing upon the Effective Date of this Agreement to up to 50,000 Users. Thereafter, at Client's election and subject to the provision regarding use of InfoBeat content in any level of service described in Section D below, i3 Mobile shall charge Client twenty ($0.20) cents per User per month from 50,001 to 100,000 Users; and fifteen ($0.15) cents per User per month for over 100,000 Users. i3 Mobile shall meet the Customer Service Standards as provided in the attached Schedule 1; provided, that, in the event there is a conflict between Appendix B and Schedule 1, the terms of such Schedule 1 shall prevail; provided further, that, Appendix B shall in no way limit i3 Mobile's obligations under Schedule 1 to this Appendix A. If i3 Mobile fails to meet such Customer Service Standards, then Client shall have the termination rights as set forth in Section A1 above. If Client does not elect for i3 Mobile to provide Customer Care services to its Users, i3 Mobile shall not charge Client the fees specified in the preceding sentence. In the event that Client elects to provide its own customer care service directly to Users, at any time during the Term of the Agreement, i3 Mobile shall then provide customer service support to Client throughout the term of the Agreement.

C.  MANAGEMENT FEE:

Commencing with the Effective Date of the Agreement and during the Term, i3 Mobile will charge Client a monthly fee based on the number of Complimentary Users according to the schedule outlined below. These charges are to cover i3's costs of database infrastructure, communication, file management, and all other costs relating to the delivery of the Wireless Content Services to Complimentary Users (other than as provided in Appendix B and elsewhere in this Appendix A):
< 10,000 Complimentary Users        -       $5,000 per month
10k - 25k Complimentary Users       -       $0.35 per User per month
25k - 50k Complimentary Users       -       $0.25 per User per month
50k - 100k  Complimentary Users     -       $0.20 per User per month
Over 100k Complimentary Users       -       $0.15 per User per month


D.  CONTENT PACKAGES:

Client will create a separate web page which will list and explain the Client wireless information product(s)/service(s) that will be available. In addition to the Complimentary InfoBeat Finance Update service level, Client will be allowed to select, at its sole discretion, for use in the Wireless Content Services, InfoBeat Basic and/or InfoBeat Enhanced. Users will be allowed to choose the service(s) they want and provide necessary information as required for such service(s) Users choose. Notwithstanding the foregoing, Client can opt at any time to include its weather feed as an additional or substitutional option under the Complimentary InfoBeat Finance Update (as described below).

Three (3) levels of subscription for Wireless Content Services:

COMPLIMENTARY INFOBEAT FINANCE UPDATE - The User will choose up to (3) three publicly traded stocks and receive closing quotes at the end of the business day. The parties hereto will have the right to tag these messages with targeted advertising. There is no charge to the User.
INFOBEAT BASIC - The User will receive real-time stock alerts for an unlimited number of publicly traded companies. These alerts may consist of such parameters as price changes, percentage price changes, volume changes, etc. The User will also be able to receive business news. Users will be limited to 50 messages per month and will pay $4.95 per month. If the User exceeds the 50 message limit, the User will be charged ten cents ($0.10) per message for that month. i3 Mobile will have the right to tag these messages with targeted advertising. i3 Mobile will pay Client a fee equal to forty percent (40%) of the monthly revenue collected by i3 Mobile from this service; provided, however, that in the event the InfoBeat Basic service uses, in its entirety, Client's own content in lieu of i3 Mobile's content (as provided for below), then i3 Mobile will not charge the User a monthly fee for this service; provided, however, that if Client directly charges the User for the service, then Client shall pay i3 Mobile a fee equal to thirty percent (30%) of such monthly revenue collected by Client from this service.

INFOBEAT ENHANCED -The User will receive real-time stock alerts for an unlimited number of publicly traded companies. These alerts may include such parameters as price changes, percentage changes, volume changes as well as business news. The User will be limited to 100 messages per month and will pay $7.95 per month. If the User exceeds the 100 message limit, then the User will be charged ten cents ($0.10) per message for that month. i3 Mobile will have the right to tag these messages with targeted advertising. i3 Mobile will pay Client a fee equal to forty percent (40%) of the monthly revenue collected by i3 Mobile from this service; provided, however, that in the event the InfoBeat Enhanced service uses, in its entirety, Client's own content in lieu of i3 Mobile's content (as provided below),then i3 Mobile will not charge the User a monthly fee for this service; provided, however, that if Client directly charges the User for this service, then Client shall pay i3 Mobile a fee equal to thirty percent (30%) of such monthly revenue collected by Client from this service.

- Client may elect to use any of its own content in any level of the Service (e.g. InfoBeat Basic, InfoBeat Enhanced) in lieu of i3 Mobile's content. In the event Client elects to use any of its own content and the InfoBeat Basic or InfoBeat Enhanced service levels principally use InfoBeat's content, then from that point going forward, Client shall pay for customer service at the rates set forth in the Agreement for all new Users going forward (e.g. $0.20 per User for the first 100,000 Users and $0.15 per User for all Users over 100,000). Additionally, in the event Client elects to use any of its own content in the Service, Client and i3 Mobile shall work together to modify the Internet based wireless portal, if necessary, to adapt such portal to the receipt/use of InfoBeat content, and InfoBeat shall pay the reasonable costs, if any, of modifying such portal.

- At Client's request, i3 Mobile agrees that it will, and Client agrees to reasonably work with i3 Mobile to, (i) pre-populate all fields in the registration pages for the Wireless Content Services and any other registration pages in connection with the service contemplated under this Agreement, with registration and demographic information for InfoBeat subscribers who desire to register for Wireless Content Services, in order to facilitate the Wireless Content Service registration process for such InfoBeat subscribers and (ii) without limiting i3 Mobile's obligations under (i) hereof, in order to facilitate the foregoing, i3 Mobile shall upload files from any third party designated by Client, with customization information for InfoBeat subscribers who have registered for Wireless Content Services via the InfoBeat.com site or via an external subscriber acquisition program with other third parties; provided, that, Client shall use reasonable commercial efforts to cause the reasonable cooperation of such third party.

E.  ADVERTISING/E-COMMERCE REVENUE:
- For all advertising and e-commerce deals which i3 Mobile generates, i3 Mobile will pay to Client a fifty (50%) percent commission net of a 40% sales commission retained by 24/7 Media.

For advertising and e-commerce deals which Client generates, Client will pay to i3 Mobile a fifty (50%) percent commission net of sales commission to Client/Sony sales force. i3 Mobile will handle all User credit card billing procedures and will pass its actual third party out-of-pocket credit card processing costs ("i3 Credit Card Costs") through to Client for reimbursement provided that such costs shall not exceed fifty ($0.50) cents per User if User is billed monthly and one ($1.00) dollar per User if User is billed quarterly.

i3 and Client shall promptly notify each other of all advertisements which have been secured in order to prevent the available advertising space from being oversold.

F.  TIMING OF MARKET LAUNCH:

i3 Mobile agrees to have the Wireless Portal operational no later than six (6) weeks after the specification document is mutually approved by the parties hereto; which approval shall not be unreasonably withheld by i3 Mobile.

G. MOST FAVORED NATIONS STATUS: FROM THE SCA LETTER:

Pursuant to the SCA Letter, i3 Mobile will grant to any and all Sony Entities including Client, the "most favored provider" status on financial terms (excluding Warrants) and Preferential Placement (as defined below). Each Sony Entity shall be granted and Client has been granted the "most favored provider" status regarding financial terms (excluding the warrants) when compared to any other similar content provider of i3 Mobile with which i3 Mobile has a substantially similar revenue sharing arrangement. The financial terms regarding the portion of the revenues to be received by a Sony Entity under any revenue sharing agreement between itself and i3 Mobile with respect to revenues received by i3 Mobile from its subscribers for content shall be at least as favorable as those terms offered or given to any other similarly situated content provider, as mutually determined in the reasonable judgement of the parties. Each Agreement shall provide, to the extent technically feasible within i3 Mobile's wireless services, Preferred Placement (as defined below) for SCA's interactive properties and affiliates with respect to the type of content distributed pursuant to such content distribution agreement (for example, a distribution agreement for SMEI would provide Preferred Placement for SMEI in the music category); provided that i3 Mobile shall not be required to provide such Preferred Placement if exclusivity or Preferred Placement for such type of content has been provided, prior to the execution of the content distribution agreement, to a third party not affiliated with i3 Mobile. In the latter instance, the affected Sony Entity shall be provided the next best available placement. Preferred Placement shall mean (a) where a link to or display of content appears on a list, such link or content is in the default, top-most and left-most position; or (b) when a link to or display or content appears in a format other than a list, the link or content is more visually prominent, or at a higher rate of exposure, than other content partners;
SCHEDULE 1 TO APPENDIX A
CUSTOMER SERVICE STANDARDS

CUSTOMER SERVICE STANDARDS
KEY PROCESS/MEASURE                    STANDARD                                     DESCRIPTION
Customer Service Inbound E-Mails       Goal: 100% accurate                          Accuracy:
                                       Minimum Acceptable:                          E-mail questions and requests answered with
                                                                                    accurate information
                                       95% of emails answered with accurate
                                       information < 24 hrs.
                                       Remaining emails 5% < 48 hrs.                Timeliness:
                                                                                    Minutes elapsed from receipt of email to
                                                                                    reply of email by customers service
                                                                                    representative
                                       Methodology:
                                       E-mail mystery shopping

Customer Service Inbound Calls         Goal: 99.5% accurate and answered w/i 1 min.
                                       Minimum Acceptable:                          Accuracy:
                                       75% of calls answered with accurate          Phoned-in questions and requests answered
                                                                                    with accurate information
                                       information < 1 minute
                                       25% of calls sent to message center
                                       on which 100% follow-up phone call within    Timeliness:
                                       3 hours of initial call                      Seconds elapsed before call is answered



SCHEDULE 2 TO APPENDIX A
MESSAGING AND WEB-SITE STANDARDS

MESSAGING AND WEB-SITE STANDARDS

KEY PROCESS/MEASURE                 STANDARD                                DESCRIPTION
Web Site                            Goal: 100% availability                 Availability:
                                    24 hrs./day, 7 days/wk, 365 days/yr.    Service availability is defined as all time
                                                                            other than regularly scheduled maintenance
                                                                            when the Service is available for use
                                    Minimum Acceptable:
                                    95% weekly availability

                                    Methodology:
                                    Monitoring via 3rd party service

Web Site Response Rate During       Goal: Response < 3 seconds              Response:
Service Availability                Maximum Acceptable:                     Time elapsed from receipt of request until a
                                                                            response is generated from the server
                                    Response < 15 seconds

                                    Methodology:
                                    Log file reporting

Product Delivery Performance        Goal: 100% success delivery             Successful delivery:
during Service Availability         Minimum Acceptable:                     Messages forwarded to subscriber with active
                                    100% delivered to wireless device
                                    accepting incoming transmissions        Designated Delivery time:
                                    within 1 hour of designated             Time communicated to subscriber for when to expect
                                    delivery times                          receipt of product on their wireless device

                                    Methodology:
                                    Log file reporting

APPENDIX B
SERVICE LEVEL EXPECTATIONS

Overview:
The purpose of this document is to describe the support services that will be provided by i3 Mobile, Inc. ("i3 Mobile") to Client's Users effective as of the day of the production launch. The document relates primarily to services that will be provided in the realm of customer support and message delivery and not development of new enhancements to the service offering.

Customer Support:
i3 Mobile will provide three-tiered support for all message-delivery problems identified by the end consumer, Client or i3 Mobile. The description and hours of coverage are detailed in the table below. The addendum documents the current phone numbers for contacting Customer Support.

   ----------------------------------------------------------------------------------------------
   TIER     DESCRIPTION                       HOURS OF COVERAGE
   ----------------------------------------------------------------------------------------------
   1        i3 Mobile Customer Care           Monday thru Friday from 8:30am to 8:30pm EST/EDT
   ----------------------------------------------------------------------------------------------
   2        i3 Mobile Operations/Quality      24 x 7
            Assurance
   ----------------------------------------------------------------------------------------------
   3        i3 Mobile Technical Development   Oncall 24 x 7
   ==============================================================================================

Client will provide i3 Mobile with up-to-date escalation procedures and phone numbers for problems with Client's service.

All calls made to Tier 1 support will be logged. All logs will be kept for at least 30 days. All calls escalated to Tiers 2 or 3 will be documented in i3 Mobile's Incident Reporting and Tracking System and will be assigned a Work Order (a.k.a. Trouble Ticket) number. i3 Mobile will give the Work Order number to Client upon request. Similarly, any problems referred back to Client will be assigned a Work Order number. Client will notify i3 Mobile of the resolution upon the issue being resolved.

All i3 Mobile Work Orders will be assigned a priority based on i3 Mobile's assessment of the criticality of the problem. Within each priority grouping, problems will be worked according to criteria such as date reported, number of consumers impacted, availability of existing workarounds, etc. The matrix below shows the priorities and the service level associated with each:

=======================================================================================
PRIORITY      CUSTOMER IMPACT         RESTORATION                 EXAMPLES
---------------------------------------------------------------------------------------
CRITICAL      Large groups of         Service will be restored    i3 Mobile Server
              Subscribers are         to an acceptable            is not sending
              experiencing loss of    condition w/in 4 hrs        information alerts;
              service or delays                                   Dedicated
              exceeding the Service                               communications
              Level commitment                                    link is down


---------------------------------------------------------------------------------------
HIGH          Large groups of         Service will be restored    Message Center
              Subscribers are         to an acceptable            queues are
              experiencing degraded   condition w/in 24 hrs       congested;
              service or smaller                                  Internal routing
              pockets of subscribers                              problem to email
              experiencing loss of                                hub
              service




=======================================================================================


===========================================================================================
MEDIUM        Smaller pockets of           Service will be restored    Phone number
              Subscribers are              to an acceptable            change on dial-up
              experiencing degraded        condition w/in 7 days       modem; Invalid
              service or individual                                    consumer profile
              subscriber experiencing
              loss of service


-------------------------------------------------------------------------------------------
LOW           Individual                   Service will be restored    Message being
              subscriber                   to an acceptable            truncated
              experiencing degraded        condition w/in 14 days
              service



===========================================================================================


Voicemail:
Should a representative not be available to immediately answer a call, the caller will have the option to leave a detailed voicemail message. If the message is left in the Customer Care voice mailbox during normal business hours, Customer Care will respond to the message within 60 minutes. If the message is left in the Customer Care voice mailbox after business hours, Customer Care will respond by 9:30 am local time. If the message is left in the Operations/Quality Assurance mailbox, the response will come within 30 minutes.

Planned Outages:
i3 Mobile will have the need to perform hardware or software maintenance or upgrades. All planned upgrades will be fully tested using i3 Mobile's development platform. In most situations, the upgrade will have no negative impact on the delivery of messages to either Client or end consumers.

On occasion, a brief outage may be required in order to perform the upgrade. Except in emergency situations, all planned outages will be performed during low-volume periods - typically around 11pm EST on Saturdays. Before and during the outage, i3 Mobile will monitor weather, sports and other systems to identify conditions which would warrant forestalling the outage or delivering messages in an alternate manner.

i3 Mobile will attempt to give Client at least three days advance notice of planned outages that are expected to interfere with message delivery for longer than 30 minutes. In emergency situations, i3 Mobile will give as much advance notice as is practical.

Client Responsibilities:
Client will provide i3 Mobile with the following:
A continually updated escalation procedure for problem notification and escalation complete with names, responsibilities, phone numbers (office and mobile), and pagers. Documented "Service Level Expectations" for Client's outage notification, message delivery monitoring and Customer Service responsiveness Any other information pertinent to the delivery of sustained excellent service to the consumer

I3 MOBILE, INC.
Customer Support Escalation

LEVEL 1:  I3 MOBILE CUSTOMER CARE
Hours: M-F  8:30 am - 8:30 pm EST/EDT
        PHONE:  1-800-627-2664

        ESCALATION*:  PATTY FOWLER (CUSTOMER CARE SUPERVISOR)
                             Phone (203)969-0011 x3035
                             Pager (800)759-8888, PIN 3227006
                             RICK HAYLON (DIRECTOR, OPERATIONS)

                             Phone (203)969-0011 x3036
                             Pager (800)759-8888, PIN 17660
                             Mobile (203)470-8722


LEVEL 2:  I3 MOBILE OPERATIONS/QUALITY ASSURANCE
Hours:  24 x 7
        PHONE:  (203)969-0020, OPTION 9

        ESCALATION*:  GAIL PRASHAD (OPERATIONS SUPERVISOR)
                             Phone (203)969-0011, ext. 3058
                             RICK HAYLON (DIRECTOR, OPERATIONS)
                             Phone (203)969-0020 x3036
                             Pager (800)759-8888, PIN 17660
                             Mobile (203)470-8722

* When to Escalate:   - Not getting satisfactory answer
                             - Not getting timely answer or timely follow-up
                             - "High-Visibility" incident

APPENDIX C
SUBSCRIBER AGREEMENT


YOUR USE OF THE SERVICE CONSTITUTES YOUR ACCEPTANCE OF THE FOLLOWING TERMS.

1. Information obtainable through the Service has been provided by various independent sources believed to be reliable. However, the accuracy, completeness and/or timeliness of the Information is not guaranteed by any Provider selling, transmitting, processing, consolidating or originating the Information, and the Providers shall not be liable for any loss or damage arising from any inaccuracy or error in delivering the Information. Providers recommend that you always consult a stockbroker or other authorized financial advisor or representative to verify the accuracy of any stock prices before making any investments or other financial decisions.

2. EXCEPT AS SPECIFICALLY STATED HEREIN, THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS AND PROVIDERS MAKE NO WARRANTIES EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, TIMELINESS, TRUTHFULNESS, SEQUENCE, COMPLETENESS, ACCURACY, FREEDOM OF INTERRUPTION), REGARDING THE SERVICE OR THE INFORMATION, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND SHALL HAVE NO LIABILITY FOR THE ACCURACY OF, OR DELAYS OR OMISSIONS IN ANY INFORMATION.

3. IN NO EVENT WILL ANY PROVIDER BE LIABLE TO CUSTOMER OR ANYONE ELSE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, DIRECT OR INDIRECT DAMAGES OR FOR ANY LOST PROFITS, EVEN IF SUCH PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

4. You acknowledge that the Providers have proprietary interests in the Information and agree not to reproduce, retransmit, sell, publish or commercially exploit the Information in any manner.

5. The Providers reserve the right to terminate the Service at any time, for any or no reason and without notice and shall have no liability to you upon such termination other than to refund a pro rated portion of the fee for the Service if such termination is without cause.

6. In exchange for the requested Services, you agree to pay Provider the appropriate fees as displayed within the online registration, or any modifications to the original Agreement. All fees payable to Provider are due in advance. All fees payable to Provider shall be for a full month regardless of when service begins. 7 You hereby authorize Provider to use the credit card information furnished by You to Provider hereunder for purposes of fulfilling you payment obligations under this Agreement. You further represent and warrant that (i) the credit card information provided to Provider (card number, expiration date and card-holder's name) is valid in all respects and lawfully authorized for use, and that (ii) such credit card belongs to you or has been authorized for use by you by the valid card-holder ("Credit Card"). Upon expiration of the Credit Card, you shall notify Provider of the new credit card expiration date and any other relevant new information pertaining to the new credit card.

8. You understand that the Service may include advertising messages and e-commerce opportunities and agree to receive such messages and opportunities.

9. You acknowledge that no Provider has made any representation to you regarding the Service or the Information that is not expressly stated in this Agreement. If any provision of this Agreement is invalid or unenforceable under applicable law, it shall, to that extent, be deemed omitted, and the remaining provisions will continue in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.